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Exhibit 10.8

AMENDMENT NO. 1
AND WAIVER
TO K*TEC ELECTRONICS HOLDING CORPORATION
CREDIT AGREEMENT, GUARANTY AND PLEDGE AND SECURITY AGREEMENT

    AMENDMENT NO. 1 AND WAIVER (this "Amendment") dated as of November 7, 2001, among K*TEC Electronics Holding Corporation (formerly known as K*TEC Electronics Corporation), a Delaware Corporation (the "Borrower"), and Citicorp USA, Inc. as sole Lender (as defined below) and as Administrative Agent (as defined below), amends certain provisions of, and waives certain Events of Default under, the Credit Agreement dated as of January 26, 2001 (as amended to the date hereof, the "Credit Agreement") among the Borrower, the financial institutions from time to time party thereto as lenders (the "Lenders"), the financial institutions from time to time party thereto as issuers (the "Issuers") and Citicorp USA, Inc., as agent for the Lenders and Issuers (in such capacity, the "Administrative Agent"), the Guaranty and the Pledge and Security Agreement. Capitalized terms used herein but not defined herein are used as defined in the Credit Agreement.

W I T N E S S E T H:

    WHEREAS, the Borrower, the Lenders, the Issuers and the Administrative Agent are parties to the Credit Agreement and, as of the date hereof, the undersigned Lenders constitute the Requisite Lenders;

    WHEREAS, the Borrower has notified the Administrative Agent that the Events of Default specified on Schedule A (Potential Events of Default) hereto have occurred and are continuing, or, as the case may be, may have occurred and be continuing (such Events of Default, together with any Event of Default that may exist by reason of any failure to deliver notice thereof under Section 6.2 (Default Notices) of the Credit Agreement and by past misrepresentations under the Credit Agreement that no Default or Events of Default existed and were continuing, the "Specified Events of Default");

    WHEREAS, the Borrowers have requested that the Administrative Agent confirm the waiver of the notice requirement (the "Notice Requirement") set forth in clause (c) of Section 8.5 (Restricted Payments) of the Credit Agreement arising in connection with a $20,000,000 dividend paid on or about April 9, 2001 (the "Sponsor Dividend") and acknowledge and agree that such dividend was paid in compliance with such clause;

    WHEREAS, the Borrower has asked the Administrative Agent and Requisite Lenders to (a) waive the Specified Events of Default, (b) waive compliance with Article V (Financial Covenants) of the Credit Agreement (other than Section 5.3 (Capital Expenditures)thereof) prior to the EFTC Joinder Date and (c) make certain other amendments set forth herein; and

    WHEREAS, the Administrative Agent and the undersigned Lenders (constituting all the Lenders) agree, subject to certain limitations and conditions set forth below, to (a) waive the Specified Events of Default, (b) confirm the waiver of the Notice Requirement in connection with the Sponsor Dividend and acknowledge and agree that the Sponsor Dividend was paid in compliance with clause (c) of Section 8.5 (Restricted Payments) of the Credit Agreement, (c) waive compliance with Article V (Financial Covenants) of the Credit Agreement (other than Section 5.3 (Capital Expenditures) thereof) prior to the EFTC Joinder Date and (d) make certain other amendments set forth herein;

    NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

  Section 1. Waiver

    (a) Effective as of the Amendment Effective Date and subject to the terms and conditions set forth herein, the Lenders party hereto, constituting all the Lenders, hereby waive (i) the Specified Events of Default, provided, however, that, in respect of Specified Events of Default relating to representations and warranties, such Specified Events of Default shall be waived only to the extent they relate to representations and warranties made prior to the date hereof, and provided, further, that the waiver set forth in this subclause (i) shall not excuse any failure to comply after the Amendment Effective Date with the Credit Agreement as amended hereby; and (ii) compliance, prior to the EFTC Joinder Date, with Article V (Financial Covenants) of the Credit Agreement (other than Section 5.3 (Capital Expenditures) thereof); provided, however, that, if the EFTC Joinder Date does not occur on or before March 31, 2002, no waiver set forth in this clause (a) shall be of any further force or effect and the Specified Events of Default shall then immediately constitute Events of Default under the Credit Agreement without regard for any grace period set forth with respect thereto, it being understood and agreed that all waivers set forth in this clause (a) shall be unconditional and irrevocable prior to March 31, 2002.

    (b) The Administrative Agent and the Lenders party hereto, constituting all the Lenders, hereby confirm their waiver of the Notice Requirement in connection with the Sponsor Dividend and acknowledge and agree that the Sponsor Dividend was paid in accordance with clause (c) of Section 8.5 (Restricted Payments).

  Section 2. Amendments

    (a) As of the Amendment Effective Date

    The Credit Agreement is, effective as of the Amendment Effective Date, hereby amended as follows:

       (i) Amendments to Loan Documents

        (1) Each mention of the name "K*TEC Electronics Corporation" in the Credit Agreement, the Guaranty and the Pledge and Security Agreement (including in the signature pages thereof) each as amended hereby is replaced with the name "K*TEC Electronics Holding Corporation (formerly known as K*TEC Electronics Corporation)".

        (2) Each mention of the name "RandiC LP" in the Credit Agreement, the Guaranty and the Pledge and Security Agreement (including in the signature pages thereof) each as amended hereby is replaced with the name "K*TEC Electronics L.P. (formerly known as RandiC LP)".

      (ii) Amendments to Article I (Definitions, Interpretation and Accounting Terms)

        (1) The following definitions for the following terms are hereby inserted in Section 1.1 (Defined Terms) of the Credit Agreement in the appropriate place to preserve the alphabetical order of the definitions in such Section (and, if applicable, the following definitions shall replace in their entirety the existing definitions for the following terms in such section):

          "Advance Rate" means:

            (a) in the case of Eligible Receivables, the Applicable Receivables Rate;

            (b) in the case of Eligible Raw Materials, (i) prior to the EFTC Joinder Date, 26% and (ii) on and after the EFTC Joinder Date, 44%;

            (c) in the case of Eligible Finished Goods, (i) prior to the EFTC Joinder Date, 39% and (ii) on and after the EFTC Joinder Date, 43%;

            (d) in the case of Eligible Work-in-Process Inventory, (i) prior to the EFTC Joinder Date, 45% and (ii) on and after the EFTC Joinder Date, 50%;

            (e) in the case of Eligible Equipment, 75%; and

            (f)  in the case of Eligible Real Property, 55%;

      provided, however, that each percentage rate as to any class of Collateral described in clauses (b) through (f) hereof is subject to reduction (or, if so reduced, increase up to the percentages set forth above) at the Administrative Agent's sole discretion exercised reasonably.

          "Applicable Margin" means, during the period commencing on the Amendment Effective Date, with respect to the Revolving Loans maintained as (a) Base Rate Loans, a rate equal to 2.0% per annum and (b) Eurodollar Rate Loans, a rate equal to 3.25% per annum.

          "Applicable Unused Commitment Fee Rate" means 0.5% per annum.

          "Business Plans" means, collectively (a) the business plan, dated October 4, 2001 in respect of K*TEC, (b) the business plan, dated October 4, 2001, in respect of EFTC and (c) the business plan, dated October 4, 2001, in respect of EFTC and K*TEC combined, in each case covering the fiscal years ending in 2001 through 2005 inclusive, delivered to the Administrative Agent by the Company.

          "Company's Accountants" means (a) for any fiscal period ending prior to October 10, 2000, Grant Thornton and (b) thereafter, Arthur Andersen, KPMG or any other independent, nationally-recognized public accountant acceptable to the Administrative Agent.

          "EBITDA" means, with respect to any Person for any period, an amount equal to (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items (including (A) any loss resulting from an Asset Sale by such Person or any of its Subsidiaries other than in the ordinary course of business, (B) up to $7,250,000 (in the aggregate together with all other merger fees associated with the EFTC Merger) and (C) restructuring charges and cash non-recurring charges not to exceed $3,000,000 in any Fiscal Year, (iv) depreciation, depletion, amortization and impairment of intangibles or financing or acquisition costs and (v) all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants accrued during such period and not paid in cash during such period minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) gains from extraordinary items for such period, (iii) any aggregate net gain (but not any aggregate net loss) from the sale, exchange or other disposition of capital assets by such Person and (iv) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a charge referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent.

          "EFTC" means EFTC Corporation, a Colorado corporation, together with any successors (including, after its merger with EFTC Corporation, EFTC Delaware) and permitted assigns.

          "EFTC Holdings" means Suntek Corporation, a Delaware corporation newly-formed for purpose of the EFTC Merger and directly owning all of the Stock of EFTC Parent.

          "EFTC Merger" means a series of transactions in which, in accordance with the definition of "Permitted Acquisition," (a) on the terms set forth in the EFTC Merger Agreement, (i) a newly formed, direct Wholly Owned Subsidiary of EFTC Holdings is merged with and into Thayer-Blum with Thayer-Blum as the surviving company and another newly-formed, direct Wholly-Owned Subsidiary of EFTC Holdings is merged with and into EFTC with EFTC as the surviving corporation, and (ii) immediately thereafter, EFTC shall be merged with and into a newly-formed Delaware corporation ("EFTC Delaware") with EFTC Delaware as the surviving corporation and (A) the holders of the Stock of EFTC (including any holder of preferred stock) will receive Stock of EFTC Delaware, (B) there shall be no holder of the Stock of EFTC Delaware other than previous holders of Stock in EFTC, (C) K*TEC, Thayer-Blum and EFTC Delaware shall be Wholly-Owned Subsidiaries of EFTC Holdings and (D) the holders of the Stock of Thayer-Blum and EFTC (including any holder of preferred stock) immediately prior to the mergers will receive, as the sole consideration therefor, Stock issued by EFTC Holdings and (b) immediately after the consummation of such mergers, all outstanding Stock of Thayer-Blum and EFTC Delaware (as the surviving companies in the mergers) shall have been transferred by EFTC Holdings to EFTC Parent, so that, after giving effect to all of the foregoing transactions, (A) EFTC Parent is a direct Wholly-Owned Subsidiary of EFTC Holdings and the only Subsidiary thereof, (B) each of Thayer-Blum and EFTC Delaware (as the surviving companies in the mergers) is a direct Wholly-Owned Subsidiary of EFTC Parent, and Thayer-Blum and EFTC Delaware are the only Subsidiaries of EFTC Parent and (C) K*TEC is a direct, Wholly-Owned Subsidiary of Thayer-Blum and the only Subsidiary thereof; provided, however, that the series of transactions described above may be changed in any respect satisfactory to the Administrative Agent in its sole discretion reasonably exercised. The phrase "consummation of the EFTC Merger" means the consummation of all transactions described in this definition.

          "EFTC Merger Agreement" means the Amended and Restated Agreement and Plan of Merger in respect of the EFTC Merger, dated as of May 3, 2001, with such changes or additions as are reasonably acceptable to the Administrative Agent, and each other agreement, document and instrument executed in connection with the EFTC Merger, each of which shall be reasonably satisfactory to the Administrative Agent.

          "EFTC Merger Deadline" means March 31, 2002.

          "EFTC Parent" means a Delaware corporation that is a direct, Wholly-Owned Subsidiary of EFTC Holdings and which, as part of the EFTC Merger, shall receive all of the Stock of each of Thayer-Blum and EFTC Delaware.

          "Eligible Inventory" means Inventory of a Borrower and its Eligible Subsidiaries (other than any Inventory that has been consigned by such Borrower (or, as the case may be, such Eligible Subsidiary)) including raw materials, work-in-process and finished goods:

            (a) owned solely by such Borrower (or, as the case may be, such Eligible Subsidiary);

            (b) with respect to which the Administrative Agent has a valid and perfected first priority Lien;

            (c) as to which, at the time they were made and at the time of the determination (except for representations and warranties expressly referring to an earlier date that shall be measured as of such date), all representation and warranties contained in any of the Loan Documents are correct;

            (d) which is not obsolete or unmerchantable; provided, however, that such Inventory shall be deemed to be obsolete or unmerchantable if (i) with respect to Eligible Finished Goods, such Inventory has not been used for a period of three months and (ii) for all other classes of Inventory, (A) such Inventory has not been used (1) if such Inventory is subject to the Module Supplier Agreement, in the last twelve months and (2) otherwise, in the last six months, (B) additional quantities of such Inventory have not been received in the last six months and (C) there has been no forecasted usage of such Inventory in the last six months; and provided, further, that, notwithstanding the foregoing, prior to the EFTC Joinder Date, such Inventory shall not be deemed to be obsolete or unmerchantable if such Inventory is subject to an Inventory Sale Agreement to which the Borrower (or, as the case may be, the Eligible Subsidiary thereof) owning such Inventory is a party and such Borrower or Eligible Subsidiary has not received notification from the third-party purchaser party to such Inventory Sale Agreement that such Borrower or Eligible Subsidiary is in breach or default of such agreement;

            (e) with respect to which (in respect of any Inventory labeled with a brand name or trademark and sold by such Borrower (or, as the case may be, such Eligible Subsidiary) pursuant to a trademark owned by such Borrower (or, as the case may be, such Eligible Subsidiary) or a license granted to such Borrower (or, as the case may be, such Eligible Subsidiary)) the Administrative Agent would have rights under such trademark or license pursuant to the Pledge and Security Agreement or other agreement satisfactory to the Administrative Agent to sell such Inventory in connection with a liquidation thereof; and

            (f)  that the Administrative Agent deems to be Eligible Inventory based on such credit and collateral considerations as the Administrative Agent may, in its sole discretion, deem appropriate.

      No Inventory of any Borrower or Eligible Subsidiary thereof shall be Eligible Inventory if such Inventory consists of (i) goods returned or rejected by customers other than goods that are undamaged or are resaleable in the normal course of business, (ii) goods to be returned to suppliers, (iii) goods in transit, (iv) packaging material or (v) goods located, stored, used or held at the premises of a third party unless (x)(A) the Administrative Agent shall have received a Landlord Waiver or Bailee's Letter or (B) in the case of Inventory located at a leased premises, an Eligibility Reserve satisfactory to the Administrative Agent shall have been established with respect thereto and (y) an appropriate UCC-1 financing statement shall have been executed and properly filed.

          "Exempted Proceeds" means the first $25,000,000, in the aggregate, of Net Cash Proceeds arising from one or more Equity Issuances by Holdings or the issuance of Subordinated Debt by any Loan Party.

          "Inventory Sale Agreement" means an unconditional, written Contractual Obligation of a third party purchaser (in form and substance and with a third party acceptable to the Administrative Agent in its sole discretion exercised reasonably), pursuant to which such purchaser is obligated to purchase from such Borrower or Eligible Subsidiary specifically designated Inventory in the possession of such Borrower or Eligible Subsidiary, within a specified period (or at a specified date), for a determined price and pursuant to specific payment terms.

          "K*TEC" has the meaning specified in the preamble to this Agreement.

          "Minimum Liquidity Condition" refers, at any time, to the sum of the Revolving Credit Outstandings and the Availability Reserves in effect at such time being lower than the greater of (A) 80% of the aggregate Revolving Credit Commitments in effect at such time and (B) 80% of the Aggregate Borrowing Base at such time.

          "Module Supplier Agreement" means the Module Supplier Agreement, dated as of February 2, 2000, by and between Applied Materials, Inc. and K*TEC, as the same may be amended, restated, supplemented or otherwise modified (including any changes to Attachment 1 thereto) with the approval of the Administrative Agent.

          "Net Cash Proceeds" means proceeds received by any Loan Party after the Closing Date (or, in case of EFTC Parent, EFTC Holdings, EFTC or the EFTC Subsidiaries, after the EFTC Joinder Date) in cash or Cash Equivalents from any (a) Asset Sale, other than an Asset Sale permitted under clauses (a) and (c) through (f) of Section 8.4 (Sale of Assets), net of (i) the reasonable cash costs of sale, assignment or other disposition, (ii) taxes paid or payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale; provided, however, that the evidence of each of (i), (ii) and (iii) are provided to the Administrative Agent in form and substance satisfactory to it; (b) Property Loss Event or (c)(i) Equity Issuance (other than (A) any such issuance of common Stock of Holdings or the Company occurring in the ordinary course of business to any director, member of the management or employee of Holdings or the Company or any of its Subsidiaries or (B) the Exempted Proceeds) or (ii) any Debt Issuance permitted under clause (i) of Section 8.1 (Indebtedness) or subclause (i) of clause (d) of Section 16 (Representations and Warranties; Covenants) of the Guaranty except Exempted Proceeds, in each case net of brokers' and advisors' fees and other costs incurred in connection with such transaction; provided, however, that in the case of this clause (c), evidence of such costs is provided to the Administrative Agent in form and substance satisfactory to it.

          "Pre-Merger Subordinated Debt" means any Subordinated Debt incurred prior to the earlier of the EFTC Merger Deadline and the consummation of the EFTC Merger in reliance on clause (i) of Section 8.1 (Indebtedness).

          "Purchase Price Adjustment Agreement" means the Loan Agreement, dated as of October 10, 2000, by and between Thayer-Blum and Kent Electronics Corporation, relating, inter alia, to the Purchase Price Adjustment Note.

          "Related Documents" means the Acquisition Agreement, the Purchase Price Adjustment Note, the Purchase Price Adjustment Agreement and each other document and instrument executed with respect thereof and, effective upon the consummation of the EFTC Merger, the EFTC Merger Agreement.

          "Restricted Payment" means (a) any dividend or other distribution, direct or indirect, on account of any Stock or Stock Equivalents of the Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Stock or Stock Equivalents, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Company or any of its Subsidiaries now or hereafter outstanding other than one payable solely to the Company or one or more Subsidiary Guarantors and (c) any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent in connection with any Security) or other charges on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any subordinated Indebtedness of the Company (including Subordinated Debt) or any of its Subsidiaries or any other Loan Party, other than any required payment, prepayment, redemption, retirement, purchases or other payments, in each case to the extent permitted to be made by the terms of such Indebtedness after giving effect to any applicable subordination provisions.

          "Scheduled Termination Date" means the earlier of (a) the third anniversary of the EFTC Merger Deadline and (b) the third anniversary of the EFTC Joinder Date.

          "Sponsor Dividend" means a dividend in the amount of $20,000,000 paid and declared on or about April 9, 2001 by K*TEC to Thayer-Blum.

          "Subordinated Debt" means unsecured Indebtedness of K*TEC that (i) is not due (and, except for Pre-Merger Subordinated Debt, does not provide for the cash payment of principal) at any time prior to the first anniversary of the Scheduled Termination Date, (ii) does not provide for the cash payment of interest at any time prior to the EFTC Joinder Date, (iii) is subordinated to the payment in full in cash of the Obligations on terms satisfactory to the Administrative Agent and (iv) is otherwise in form and substance satisfactory to the Administrative Agent.

        (2) Clause (p) of the definition of "Eligible Receivable" is hereby amended and restated in its entirety to read as follows:

          (p) if such Account Debtor is not Applied Materials, Inc., Honeywell International Inc., Alcatel or, prior to the EFTC Joinder Date, Emulex, the total Accounts of such Account Debtor to any Borrower or any Eligible Subsidiary thereof represent more than 20% of the Eligible Receivables, individually or in the aggregate, as to all Borrowers and their Eligible Subsidiaries at such time, but only to the extent of such excess; or

        (3) Clause (q) of the definition of "Eligible Receivable" is hereby amended and restated in its entirety to read as follows:

          (q) if such Account Debtor is Emulex, prior to the EFTC Joinder Date, the total Accounts of such Account Debtor owing to any Borrower or any Eligible Subsidiary thereof exceed $30,000,000, individually or in the aggregate, as to all Borrowers and their Eligible Subsidiaries at such time, but only to the extent of such excess; and

        (4) Subclause (ii) of clause (b) of the definition of "Permitted Acquisition" in the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          (b) the EFTC Merger, but only if the following conditions are met:

             (i) all conditions precedent set forth in Section 3.3 (Conditions Precedent to the Joinder of EFTC and EFTC Parent) shall have been met;

            (ii) neither EFTC, nor any of its Subsidiaries shall have, since the Closing Date, merged or consolidated with any other Person, changed the nature of its business or its corporate structure, created new Subsidiaries, amended its charter or by-laws, declared any dividend or distribution or made any Restricted Payment (other than (x) payment in full of the $3,000,000 subordinated notes issued by EFTC for the benefit of the Monfort Family Limited Partnership I and (y) purchases by EFTC of its own Stock in the open-market for an aggregate consideration not exceeding $5,000,000), sold, leased or otherwise disposed of assets outside the ordinary course of business (including in connection with a sale leaseback transaction), given a negative pledge on any assets in favor of any Person other than the Administrative Agent and the Lenders, permitted to exist any consensual encumbrance on the ability of any Subsidiary to pay dividends or other distributions to EFTC, except, in each case, if part of the series of transactions set forth in the definition of "EFTC Merger" above or as may be permitted hereby (assuming EFTC were a Borrower hereunder) or agreed to by the Administrative Agent and, for any changes that the Administrative Agent reasonably deems material, by the Requisite Lenders; provided, however, that EFTC (or EFTC Delaware) may make cash payments to holders of fractional shares of EFTC pursuant to the EFTC Merger Agreement;

            (iii) the EFTC Merger shall have been consummated on or before the EFTC Merger Deadline;

            (iv) the EFTC Merger shall be consensual and the EFTC Merger Agreement and the EFTC Merger shall have been approved by the board of directors of each of Thayer-Blum, EFTC Delaware, EFTC, K*TEC, EFTC Parent, EFTC Holdings and both of the Subsidiaries thereof merging into EFTC and K*TEC respectively;

            (v) Holdings shall have assumed (and EFTC or K*TEC, as the case may be, shall be released from), in form and in substance reasonably acceptable to the Administrative Agent, the obligations of K*TEC under any Subordinated Debt incurred in reliance on clause (i) of Section 8.1 (Indebtedness);

            (vi) no Indebtedness or other liabilities shall be incurred, assumed, maintained or otherwise be reflected on a consolidated balance sheet of Thayer-Blum, the EFTC Parent, EFTC and the Subsidiaries of EFTC after giving effect to the EFTC Merger, except (A) Loans made hereunder, (B) ordinary course trade payables, accrued expenses, (C) Indebtedness that will be permitted under Section 8.1 (Indebtedness) after the EFTC Joinder Date and (D) other cash liabilities that would be permitted to be outstanding hereunder after the EFTC Joinder Date;

           (vii) at or prior to the closing of the EFTC Merger, K*TEC and its Subsidiaries, Thayer-Blum, EFTC Parent, EFTC Holdings, EFTC and the EFTC Subsidiaries shall have taken such actions as may be required under Section 7.11 (Additional Collateral and Guaranties) and Section 7.12 (Real Property) after giving effect to the consummation of the EFTC Merger;

           (viii) at the time of the EFTC Merger and after giving effect to the consummation of the EFTC Merger and to the repayment by EFTC of the EFTC Senior Indebtedness, (A) no Default or Event of Default shall have occurred and be continuing (and EFTC Parent shall have demonstrated compliance with the covenants set forth in Article V (Financial Covenants), as amended, on a pro forma basis), (B) all representations and warranties contained in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects and (C) all conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been met;

            (ix) The Minimum Liquidity Condition shall be satisfied on the EFTC Joinder Date on a pro forma basis, assuming the EFTC Joinder Date has occurred and after giving effect to the EFTC Merger and to any Borrowings on the EFTC Joinder Date; and

            (x) After giving effect to the consummation of the EFTC Merger, the options set forth on Schedule 4.3 (Stock Options; Ownership of Subsidiaries) shall have been exchanged with, or otherwise shall have become, options to purchase Stock of EFTC Holdings, and, after giving effect to the EFTC Merger and other acts of the Loan Parties occurring on the EFTC Joinder Date, no Loan Party other than EFTC Holdings shall have any Stock or Stock Equivalents other than that owned by another Loan Party as part of the Pledged Collateral.

        (5) The definition of "Material Adverse Change" in Section 1.1 (Defined Terms) of the Credit Agreement is hereby amended by inserting the word "prospects," between "performance," and "obligations" in the second line thereof.

        (6) The definition of "Mortgage Value" in Section 1.1 (Defined Terms) of the Credit Agreement is hereby amended by replacing the phrase "the greater of" in the second line thereof with the phrase "the lesser of".

      (iii) Amendment to Article II (The Facility)

        Clause (b) of Section 2.5 (Reduction and Termination of the Revolving Credit Commitments) is hereby amended and restated in its entirety to read as follows:

          (b) The then current Revolving Credit Commitments shall be reduced on each date on which a prepayment of Revolving Loans or Swing Loans is made pursuant to subclause (i) (other than for Asset Sales made pursuant to and in accordance with clause (b) of Section 8.4 (Sale of Assets)) or (ii) of clause (a) of Section 2.9 (Mandatory Prepayments) or would be required to be made had the outstanding Revolving Loans and Swing Loans equaled the Revolving Credit Commitments then in effect, in each case in the amount of such prepayment (or deemed prepayment) (and the Revolving Credit Commitment of each Lender shall be reduced by its Ratable Portion of such amount).

      (iv) Amendment to Article III (Conditions to Loans and Letters of Credit)

        Section 3.3  (Conditions Precedent to the Joinder of EFTC and EFTC Parent) of the Credit Agreement is hereby amended by deleting the "and" at the end of clause (k) thereof, renumbering clause (l) clause (m) (and each reference to such clause (l) in any Loan Document (that is not an amendment to the Credit Agreement) as amended hereby is hereby amended accordingly to refer to such subclause as renumbered) and inserting a new clause (l) immediately after clause (k) thereof to read in its entirety as follows:

          (l)  a pro forma Borrowing Base Certificate setting forth, as of the EFTC Joinder Date after giving effect to the transaction contemplated to occur on the EFTC Joinder Date, the Borrowing Base of each Borrower and its Eligible Subsidiaries and the Aggregate Borrowing Base executed by a Responsible Officer of each Borrower.

      (v) Amendments to Article IV (Representations and Warranties)

        (1) Clause (b) Section 4.13 (Use of Proceeds) is hereby amended by deleting in the fourth line of such Section the reference "Section 8.5 (b)(c)" and replacing it with the phrase "clauses (b) and (c) of Section 8.5".

        (2) Section 4.3 (Ownership of Company; Subsidiaries) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

        Section 4.3 Ownership of Company; Subsidiaries

          (a) On the Closing Date, the authorized capital stock of the Company consists of 30,000,000 shares of common stock, $0.01 par value per share, of which 23,000,000 shares are issued and outstanding. All of the outstanding capital stock of the Company has been validly issued, is fully paid and non-assessable and is owned beneficially and of record by Holdings, free and clear of all Liens other than the Lien in favor of the Administration Agent created by the Pledge and Security Agreement. No Stock of the Company is subject to any option, warrant, right of conversion or purchase or any similar right other than, prior to the earlier of the EFTC Merger Deadline and the consummation of the EFTC Merger (but not after giving effect thereto), as set forth on Schedule 4.3 (Stock Options; Ownership of Subsidiaries). There are no agreements or understandings to which the Company is a party with respect to the voting, sale or transfer of any shares of Stock of the Company or any agreement restricting the transfer or hypothecation of any such shares. Holdings has no Subsidiary other than the Company and owns no other Stock other than that of the Company. As of the Closing Date and (in respect only of EFTC Holdings, EFTC Parent, EFTC and their respective Subsidiaries) the EFTC Joinder Date, each of Holdings and the Company has no Subsidiary that is not a Loan Party and owns no Stock other than that of a Loan Party.

          (b) Set forth on Schedule 4.3 (Ownership of Subsidiaries) hereto is a complete and accurate list showing, as of the Closing Date (and as of the EFTC Joinder Date, if this representation and warranty is made as to EFTC Holdings, the EFTC Parent, EFTC and its Subsidiaries on or after the EFTC Joinder Date), all Subsidiaries of the Company (other than K*TEC and its Subsidiaries set forth on Schedule 4.3 (Ownership of Subsidiaries)) and, as to each such Subsidiary, the jurisdiction of its incorporation, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date (and on the EFTC Joinder Date, if this representation and warranty is made as to EFTC Holdings, the EFTC Parent, EFTC and its Subsidiaries on or after the EFTC Joinder Date) and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Company. All of the outstanding Stock of each Subsidiary of the Company has been validly issued, is fully paid and non-assessable and is owned by the Company or a Wholly-Owned Subsidiary of the Company, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to the Pledge and Security Agreement). No Stock of any Subsidiary of the Company is subject to any option, warrant, right of conversion or purchase or any similar right. Neither the Company nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents. The Company does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3 (Investments).

        (3) Clause (c) of Section 4.4 (Financial Statements) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          (c) The Business Plans have been prepared by K*TEC and EFTC in light of the past operations of their respective business, and reflect K*TEC's, EFTC's and combined business plans for the five year period beginning on January 1, 2001 on a month by month basis for the first year, on a quarter by quarter basis for the second year and on a year by year basis thereafter. As of their respective dates, each Business Plan is based upon estimates and assumptions stated therein, all of which each of K*TEC and EFTC believes to be reasonable and fair in light of current conditions and current facts known to them. As of the EFTC Joinder Date, the Business Plans, together with any update thereof delivered to the Administrative Agent, are based upon estimates and assumptions stated therein, all of which each of K*TEC and EFTC believes to be reasonable and fair in light of then-current conditions and current facts known to the Company.

      (vi) Amendment to Article V (Financial Covenants)

        Section 5.3  (Maximum Capital Expenditures) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          Section 5.3 Maximum Capital Expenditures

          (a) During the Fiscal Quarter ending on or about December 31, 2001, K*TEC shall not permit Capital Expenditures to be made or incurred in excess of $2,500,000.

          (b) During each of the periods set forth below, the Company shall not permit Capital Expenditures to be made or incurred (in the aggregate, together with any Capital Expenditures made or incurred prior to the EFTC Joinder Date in such period) in excess of the maximum amount set forth below for such period:

Period	Maximum Capital Expenditures
Fiscal Year ending on or about December 31, 2002	$15,000,000
Fiscal Year ending on or about December 31, 2003	$20,000,000
Fiscal Year ending on or about December 31, 2004	$25,000,000
From January 1, 2005 through the Scheduled Termination Date	$8,500,000	;

      provided, however, that, in the case of clauses (a) and (b) above, to the extent that actual Capital Expenditures for any such period (whether made before or after the EFTC Joinder Date) shall be less than the maximum amount set forth above for such period (without giving effect to the carryover permitted by this proviso but considering the maximum amounts set forth above if the EFTC Joinder Date occurred at any time during such period), the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the next succeeding period.

     (vii) Amendments to Article VI (Reporting Covenants)

        (1) Clauses (a) through (d) of Section 6.1 (Financial Statements) of the Credit Agreement are hereby amended and restated in their entirety (it is understood and agreed that such amendment and restatement shall not cure the Specified Events of Default or modify in any other way the effect of the waiver (or the effect thereof or of the termination thereof) set forth in Section 1 (Waiver)) to read as follows:

          (a) Initial Reports. Within fifteen days of November 7, 2001, (i) (each certified by the Company's Accountants), financial information regarding the Company and its Subsidiaries consisting of the consolidated balance sheet of the Company and its Subsidiaries as at April 1, 2000, and the related consolidated statements of operations, investments by the Company's shareholders, and cash flows of the Company and its Subsidiaries for the fiscal years ended April 3, 1999 and April 1, 2000 and the period from April 2, 2000 through October 9, 2000, in each case certified by a Responsible Officer of the Company as fairly presenting the consolidated and consolidating financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments) and (ii) updated Business Plans of K*TEC, EFTC and combined Business Plans, in each case for the Fiscal Year beginning on January 1, 2002 reflecting such Business Plans on a month by month basis for such Fiscal Year.

          (b) Monthly Reports. Within 30 days after the end of each fiscal month in each Fiscal Year (other than any fiscal month ending on the last day of any of the first three Fiscal Quarters in any Fiscal Year), financial information regarding the Company and its Subsidiaries consisting of consolidated and consolidating unaudited balance sheets as of the close of such month and the related statements of income and cash flow for such month and that portion of the current Fiscal Year ending as of the close of such month, together with an analysis thereof by the management of the Company and setting forth in comparative form the figures for the corresponding period in the prior year (if applicable) and the figures contained in the business plan provided pursuant to clause (f) of Section 6.1 (Financial Statements) for the current Fiscal Year, in each case certified by a Responsible Officer of the Company as fairly presenting the consolidated and consolidating financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

          (c) Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, financial information regarding the Company and its Subsidiaries consisting of consolidated and consolidating unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, together with an analysis thereof by the management of the Company and setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year (if available) and the figures contained in the business plan provided pursuant to clause (f) of Section 6.1 (Financial Statements) for the current Fiscal Year, in each case certified by a Responsible Officer of the Company as fairly presenting the consolidated and consolidating financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

          (d) Annual Reports. Within 90 days after the end of each Fiscal Year other than in respect of Fiscal Year 2000, financial information regarding the Company and its Subsidiaries consisting of consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP, together with an analysis thereof by the management of the Company and setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year (if available) and the figures contained in the business plan provided pursuant to clause (f) of Section 6.1 (Financial Statements) for such Fiscal Year, and certified, in the case of such consolidated financial statements, without qualification as to the scope of the audit or as to the Company or any of its Subsidiaries being a going concern by the Company's Accountants, together with the report of such accounting firm stating that (i) such financial statements fairly present the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such Company's Accountants shall concur and that shall have been disclosed in the notes to the financial statements) and (ii) the examination by such Company's Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of the Company and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing under the financial or debt covenants, or, if such accounting firm has knowledge that any such Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

        (2) Section 6.5 (Notices under Related Documents) to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

        Section 6.5 Notices under Related Documents

          Promptly after the sending or filing thereof, the Company shall send the Administrative Agent copies of all material notices, certificates or reports delivered pursuant to any Related Document. Promptly after the issuance thereof, the Company shall send the Administrative Agent a copy of the Purchase Price Adjustment Note and any notices, certificates or reports delivered pursuant thereto upon such issuance.

        (3) Clause (e) of Section 6.12 (Borrowing Base Determination) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          (e) For the purposes of determining the value of Eligible Equipment and Eligible Real Property in effect on the Closing Date, (i) the orderly liquidation value of the Borrowers' and their Eligible Subsidiaries' Eligible Equipment shall be determined using the valuations set forth in the appraisal dated November 28, 2000, by Emerald Technology Valuations, LLC (and, in respect of Collateral owned by EFTC or any of its Subsidiaries on the EFTC Joinder Date, using the valuations set forth in a recent appraisal reasonably satisfactory to the Administrative Agent and (ii) the Fair Market Value of the Borrowers' and their Eligible Subsidiaries' Eligible Real Property shall be determined using the valuations set forth in the appraisal dated November 26, 2000 by CB Richard Ellis, Inc., as reflected in the Borrowing Base Certificate delivered to the Administrative Agent prior to the Closing Date (and, in respect of Eligible Real Property (if any) of EFTC or any of its Subsidiaries on the EFTC Joinder Date, using the valuations set forth in a recent appraisal reasonably satisfactory to the Administrative Agent). Such value shall be updated (x) on or after the 10th day following the EFTC Joinder Date (or, if the EFTC Joinder Date does not occur on or prior to the EFTC Merger Deadline, on the EFTC Merger Deadline), by internal auditors of the Administrative Agent or based on new values obtained as a result of a "desktop review" conducted by a third-party appraiser satisfactory to the Administrative Agent (in each case in form and substance satisfactory to the Administrative Agent), (y) on the third anniversary of the Closing Date, by internal auditors of the Administrative Agent or based on new values obtained as a result of a "desktop review" conducted by a third-party appraiser satisfactory to the Administrative Agent (in each case in form and substance satisfactory to the Administrative Agent) and (z) on the second and fourth anniversaries of the Closing Date, based on new appraisals obtained by the Borrowers at their own expense, and each in form and substance and from an appraiser acceptable to the Administrative Agent. If any Eligible Equipment is sold by any Borrower or Eligible Subsidiary thereof in accordance with clause (b) of Section 8.4 (Sale of Assets), then, the orderly liquidation value of the remaining Eligible Equipment shall be determined (until the next appraisal, investigation, "desktop review" or other review conducted in accordance with this Agreement in respect of such Eligible Equipment) by subtracting from the orderly liquidation value of the Eligible Equipment of such Borrower or Eligible Subsidiary prior to such sale the Net Cash Proceeds of such sale used to prepay the Loans in accordance with clause (a) of Section 2.9 (Mandatory Prepayments).

        (4) Section 6.15 (Repayment of Purchase Price Adjustment Note) of the Credit Agreement is hereby deleted in its entirety (and all references thereto in any Loan Document are hereby deleted).

     (viii) Amendment to Article VII (Affirmative Covenants)

        Clause (b) of Section 7.3 (Conduct of Business) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          (b) Neither RodniC LLC nor CathiO LLC shall conduct any business other than holding a general partnership interest and limited partnership interest respectively in RandiC. From and after the EFTC Joinder Date, (i) EFTC Parent shall not conduct any business other than holding the Stock of Thayer-Blum and EFTC Delaware and (ii) Thayer-Blum shall not conduct any business other than holding the shares of K*TEC and being the issuer of the Purchase Price Adjustment Note. For purposes of this clause (b), "conduct business" shall include holding any asset and incurring any liability (other than tax liabilities incurred in the ordinary course of business).

      (ix) Amendments to Article VIII (Negative Covenants)

        (1) Clause (i) of Section 8.1 (Indebtedness) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

           (i) on or before the consummation of the EFTC Merger, Subordinated Debt; provided, however, that the aggregate principal amount of all Subordinated Debt having at any time been incurred or maintained pursuant to this clause (i), together with, without duplication, the aggregate principal amount of all Subordinated Debt having at any time been incurred or maintained by Holdings in accordance with the Guaranty, in each case without giving effect to any repayment thereof and regardless of whether such Subordinated Debt has been repaid (either in whole or in part) or otherwise remains outstanding, shall not exceed $25,000,000.

        (2) Section 8.1 (Indebtedness) of the Credit Agreement is hereby amended by deleting the "and" at the end of clause (h) thereof, replacing the period at the end thereof with "; and" and then inserting a new clause (j) at the end thereof to read in its entirety as follows:

          (j)  the Purchase Price Adjustment Note.

        (3) Clause (b) of Section 8.4 (Sale of Assets) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          (b) as long as no Default or Event of Default is continuing or would result therefrom, the sale or disposition of equipment that has become obsolete or is replaced in the ordinary course of business; provided, however, that the aggregate Fair Market Value of all such equipment disposed of shall not exceed (i) $1,000,000 in any Fiscal Year prior to Fiscal Year 2002, (ii) $10,000,000 in Fiscal Year 2002 and (iii) $5,000,000 in any Fiscal Year thereafter; and provided, further, that the Net Cash Proceeds of any Asset Sale made pursuant to clause (ii) or (iii) above are used to prepay the Loans as provided in clause (a) of Section 2.9 (Mandatory Prepayments).

        (4) Section 8.5 (Restricted Payments) of the Credit Agreement is hereby amended and restated in its entirety to read as follows (it being understood and agreed that such amendment and restatement shall not modify in any way the waiver (or the effect thereof) set forth in Section 1 (Waiver) hereof):

        Section 8.5 Restricted Payments

        The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except:

          (a) Restricted Payments by any Subsidiary of a Borrower to such Borrower or a Wholly-Owned Subsidiary of a Borrower;

          (b) cash dividends on the Stock of the Borrowers to the Company (if applicable) and on the Stock of the Company to Holdings paid and declared solely for the purpose of funding the following:

             (i) ordinary operating expenses of Holdings not in excess of $2,000,000 in any Fiscal Year;

            (ii) payments by Holdings in respect of foreign, federal, state or local taxes owing by Holdings in respect of the Company and its Subsidiaries, but not greater than the amount that would be payable by the Company, on a consolidated basis, if the Company were the taxpayer; and

            (iii) (A) from and after the EFTC Joinder Date, payments of principal or interest (either when due or by voluntary prepayment) in cash on Pre-Merger Subordinated Debt incurred by K*TEC prior to the consummation of the EFTC Merger in accordance herewith, assumed by Holdings and permitted under the Guaranty to be maintained by Holdings to the extent (1) the proceeds of such Indebtedness were received by K*TEC and (2) such principal or interest is permitted to be paid under the terms of such Pre-Merger Subordinated Debt and (B) from and after the EFTC Joinder Date, payments of interest when due in cash on other Subordinated Debt of Holdings permitted to be incurred or maintained by the Guaranty to the extent (1) the proceeds of such other Subordinated Debt were received by K*TEC or, if such other Subordinated Debt was incurred by Holdings, were invested as a capital contribution in the Company, and by the Company in EFTC or Thayer-Blum and, if received by Thayer-Blum, invested as a capital contribution in K*TEC and (2) such interest is permitted to be paid under the terms of such other Subordinated Debt;

          (c) the Sponsor Dividend;

          (d) from and after the EFTC Joinder Date, Restricted Payments in respect of any adjustment to the exercise price of any warrants or options;

          (e) from and after the EFTC Joinder Date, Restricted Payments in respect of the repurchase of Stock or Stock Equivalents of Holdings from employees or directors pursuant to the terms of any operative shareholder agreement to which Holdings is a party; provided, however, that (i) the cash consideration payable in respect of all such repurchases shall not exceed $1,000,000 in any Fiscal Year (including amounts paid under the promissory notes referred to in clause (ii) below) and (ii) the balance of the consideration payable in respect of all such repurchases shall be in the form of promissory notes of Holdings subordinate and junior in right of payment to the Obligations and otherwise in form and substance satisfactory to the Administrative Agent;

          (f)  cash dividends on the Stock of the Borrowers to Thayer-Blum paid and declared solely for the purpose of funding the repayment of Indebtedness owing under the Purchase Price Adjustment Note if such repayment is permitted under the terms thereof and, if paid and declared prior to the EFTC Joinder Date, if such repayment is adjudged by a court or arbitrator of competent jurisdiction to be due and payable under the Purchase Price Adjustment Note; and

          (g) any cash payments in lieu of fractional shares in connection with the EFTC Merger; provided, however, that the aggregate of all such payments does not exceed five hundred thousand Dollars ($500,000);

      provided, however, that the Restricted Payments described in clauses (b), (e) and (f) above shall not be permitted if (A) a Default or Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom, (B) such Restricted Payment is prohibited under the terms of any Indebtedness (other than the Obligations) of the Company or any of its Subsidiaries or (C) in respect of any Restricted Payment described in subclause (iii) of clause (b) above and clause (f) above, the Minimum Liquidity Condition shall be satisfied both before and after giving effect to such Restricted Payment; and provided, further, that a Restricted Payment may be made after the EFTC Joinder Date pursuant to clause (b)(i) above to pay the management fees authorized under clause (ii) of Section 8.9 (Transaction with Affiliates), irrespective of whether any Default or Event of Default shall have occurred solely by reason of a breach of Article VI (Reporting Covenants) or Article VII (Affirmative Covenants) (but such Restricted Payment shall not be made if any Default or Events of Default shall have occurred and be continuing as a result of a breach of any other provision of the Credit Agreement or would occur as a result of such Restricted Payment).

        (5) Section 8.6 (Prepayment of Long-Term Indebtedness) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

        Section 8.6 Prepayment of Long-Term Indebtedness

        The Company shall not, and shall not permit any of its Subsidiaries to, make any optional prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent in connection with any Security) or other charges on, or optional redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any long term Indebtedness (including the Subordinated Debt but, in respect of Pre-Merger Subordinated Debt, only prior to the EFTC Joinder Date) of any Borrower or any of their respective Subsidiaries or any other Loan Party.

        (6) Clause (ii) of Section 8.9 (Transactions with Affiliates) of the Credit Agreement is hereby amended by inserting in the next to last line thereof after the phrase "in the case of Holdings" immediately prior to the comma the phrase "and in the case of management fees".

        (7) Section 8.9 (Transactions with Affiliates) of the Credit Agreement is hereby amended by inserting a new clause (ii) at the end thereof to read in its entirety as follows:

        and (iii) payment of up to $7,250,000 (in the aggregate for all such fees) in merger fees associated with the EFTC Merger.

        (8) Section 8.10 (Restrictions on Subsidiary Distributions; No New Negative Pledge) is hereby amended by inserting in the first line thereof immediately after "Other than pursuant to" the phrase "the Purchase Price Adjustment Agreement,".

        (9) Section 8.13 (Modifications of Related Documents) is hereby amended by inserting in the first line thereof immediately after "(a)" the phrase "other than to issue the Purchase Price Adjustment Note,".

      (x) Amendment to Article IX (Events of Default)

        Clause (i) of Section 9.1 (Events of Default) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

         (i) any material provision of any Collateral Document, the Guaranty or any other Loan Document after delivery thereof pursuant to this Agreement or any other Loan Document shall for any reason cease to be valid and binding, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

      (xi) Amendment to Article X (The Administrative Agent; The Agents)

        Clause (b) of Section 10.7 (Concerning the Collateral and the Collateral Documents) of the Credit Agreement is hereby amended by inserting "and" at the end of subclause (ii) thereof, deleting subclause (iii) thereof in its entirety and renumbering accordingly the following subclause (iv) subclause (iii). Each reference to such following subclause in any Loan Document (that is not an amendment to the Credit Agreement) as amended hereby is hereby amended accordingly to refer to such subclause as renumbered.

     (xii) Amendments to Schedules

        (1) The contents of Schedule I (Revolving Credit Commitments) to the Credit Agreement are hereby amended and restated in their entirety and replaced by the contents of Schedule I-A (Revolving Credit Commitments) hereto.

        (2) Schedule 4.3 (Ownership of Subsidiaries) to the Credit Agreement is hereby renamed "Stock Options; Ownership of Subsidiaries", each reference thereto in the Loan Documents is hereby amended accordingly, and the contents of such Schedule are hereby amended and restated in their entirety and replaced by the contents of Schedule II (Stock Options; Ownership of Subsidiaries) hereto.

     (xiii) Amendments to the Guaranty

        (1) Subclause (ii) of clause (a) of Section 16 (Representations and Warranties; Covenants) of the Guaranty is hereby amended by deleting the phrase "except for Thayer-Blum" at the beginning thereof.

        (2) Clause (b) of Section 16 (Representations and Warranties; Covenants) of the Guaranty is hereby deleted in its entirety and the following clauses in such Section 16 are hereby renumbered accordingly clauses (b), (c) and the following. Each reference to any such following clause in any Loan Document (that is not an amendment to the Credit Agreement) as amended hereby (including in clause (d) of Section 9.1 (Events of Default) of the Credit Agreement) is hereby amended accordingly to refer to such clause as renumbered.

        (3) Subclause (i) of Clause (d) of Section 16 (Representations and Warranties; Covenants) of the Guaranty is hereby amended and restated in its entirety to read as follows:

           (i) directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except (A) the Secured Obligations and (B) on or after the EFTC Joinder Date, the Subordinated Debt assumed by Holdings pursuant to clause (b)(v) of the definition of "Permitted Acquisition" in the Credit Agreement and other Subordinated Debt (collectively, "Holdings Subordinated Debt"); provided, however, that the aggregate principal amount of Subordinated Debt having at any time been incurred or maintained pursuant to this clause (B), together with, without duplication, the aggregate principal amount of Subordinated Debt having at any time been incurred or maintained pursuant to Section 8.1(i) of the Credit Agreement, in each case without giving effect to any repayment thereof and regardless of whether such Subordinated Debt has been repaid (whether in whole or in part) or otherwise remains outstanding, shall not exceed $25,000,000;

        (4) Section 22 (Additional Guarantors) of the Guaranty is hereby amended and restated in its entirety to read as follows:

        Section 22 Additional Guarantors

        Each of the parties hereto agrees that if, pursuant to the Credit Agreement, any Person shall be required to become a Guarantor hereunder or if, for any reason, any Person desires to become a Guarantor hereunder, such Person shall execute and deliver to the Administrative Agent a Guaranty Supplement in substantially the form of Exhibit A (Guaranty Supplement) attached hereto and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Guarantor party hereto on the Closing Date.

        (5) Exhibit A (Guaranty Supplement) to the Guaranty is hereby amended by replacing the phrase "[NAME OF SUBSIDIARY GUARANTOR]" in the signature line thereof with the phrase "[NAME OF GUARANTOR]".

     (xiv) Amendments to the Pledge and Security Agreement

        (1) Clause (b) of Section 1,1 (Definitions) of the Pledge and Security Agreement is hereby amended by inserting therein the following terms in the appropriate place to preserve the alphabetical order of the definitions in such clause:

        "Deposit Account"
        "        Letter of Credit Right"

        (2) The following definitions for the following terms are hereby inserted in clause (c) of Section 1.1 (Defined Terms) of the Pledge and Security Agreement in the appropriate place to preserve the alphabetical order of the definitions in such clause (and, if applicable, the following definitions shall replace in their entirety the existing definitions for the following terms in such clause):

          "Blocked Account" means a Deposit Account maintained by any Grantor with a Blocked Account Bank, which Deposit Account is the subject of an effective Blocked Account Letter, and includes all monies on deposit therein and all certificates and instruments, if any, representing or evidencing such Blocked Account.

          "Cash Collateral Account" means any Deposit Account or Securities Account established by the Administrative Agent as provided in Section 2.3 (Cash Collateral Accounts) in which cash and Cash Equivalents may from time to time be on deposit or held therein as provided in Section 5.2 (Accounts and Payments in Respect of General Intangibles) and Section 5.4 (Proceeds to be Turned Over to Administrative Agent) or the Credit Agreement.

          "Copyright Licenses" means any written agreement naming any Grantor as licensor or licensee granting any right under any Copyright, including the grant of rights to copy, publicly perform, create derivative works, manufacture, distribute, exploit and sell materials derived from any Copyright.

        (3) The following definitions are hereby deleted in their entirety from clause (c) of Section 1.1 (Defined Terms) of the Pledge and Security Agreement:

        "Excluded Property"
        "        Related Contract"
        "        Special Property"

        (4) The definition of "Uniform Commercial Code" in Section 1.1 (Defined Terms) of the Pledge and Security Agreement is hereby amended by deleting in its entirety the last proviso therein.

        (5) Each of Sections 2.3 (Cash Collateral Accounts) and 3.9 (Deposit Accounts; Control Accounts) of the Pledge and Security Agreement are hereby amended by replacing the term "deposit account" each time it appears therein with the capitalized term "Deposit Account".

        (6) All clauses of Section 2.1 (Collateral) of the Pledge and Security Agreement are hereby deleted in their entirety and replaced with the following:

          (a) all Accounts;

          (b) all Chattel Paper;

          (c) all Deposit Accounts;

          (d) all Documents;

          (e) all Equipment;

          (f)  all General Intangibles;

          (g) all Instruments;

          (h) all Inventory;

          (i)  all Investment Property;

          (j)  all Letter of Credit Rights;

          (k) all Vehicles;

          (l)  all books and records pertaining to the other property described in this Section 2.1;

          (m) all other goods and personal property of such Grantor whether tangible or intangible wherever located;

          (n) all property of any Grantor held by the Administrative Agent or any other Secured Party, including all property of every description, in the possession or custody of or in transit to the Administrative Agent or such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power; and

          (o) to the extent not otherwise included, all Proceeds.

        (7) Section 2.2 (Grant of Security Interest in Collateral) of the Pledge and Security Agreement is hereby amended by deleting in their entirety the two provisos therein.

        (8) Section 3.2 (Perfection and Priority) of the Pledge and Security Agreement is hereby amended by deleting the word "and" immediately prior to clause (iii) thereof, renumbering such clause (iii) clause (v) (each reference to any such following clause in any Loan Document (that is not an amendment to the Credit Agreement) as amended hereby is hereby amended accordingly to refer to such clause as renumbered) and inserting the following new clauses (iii) and (iv) therein to read in their entirety as follows:

          (iii) the execution of Blocked Account Agreements with respect to Investment Property not in certificated form, (iv) the execution of Blocked Account Letters with respect to all Deposit Accounts (other than the Cash Collateral Account) and

        (9) Section 3.3 (State of Incorporation) of the Pledge and Security Agreement is hereby amended by inserting the phrase ", organizational number, if any," immediately after the phrase "jurisdiction of organization".

        (10) Section 4.1 (Generally) of the Pledge and Security Agreement is hereby amended by inserting the word "not" at the beginning of clause (d) thereof.

        (11) Clause (a) of Section 4.3 (Changes in Location, Name, Etc.) of the Pledge and Security Agreement is hereby amended by replacing in its entirety "state of incorporation" in the first line of subclause (ii) thereof with "jurisdiction of organization" and deleting in its entirety the phrase "by the Administrative Agent" from the second line of subclause (iii) thereof.

        (12) Section 4.12 (Special Property) of the Pledge and Security Agreement is hereby deleted in its entirety (together with any reference thereto in any Loan Document).

        (13) Section 5.1 (Code and Other Remedies) of the Pledge and Security Agreement is hereby amended by deleting the phrase ", including Section 9-504(1)(c) of the Uniform Commercial Code," starting in the 29th line thereof.

        (14) Clause (e) of Section 5.2 (Accounts and Payments in Respect of General Intangibles) of the Pledge and Security Agreement is hereby amended and restated in its entirety to read as follows:

          (e) Upon the request of the Administrative Agent at any time during the continuance of an Event of Default, each Grantor shall notify Account Debtors that the Accounts or General Intangibles have been collaterally assigned to the Administrative Agent and that payments in respect thereof shall be made directly to the Administrative Agent. In addition, the Administrative Agent may at any time during the continuance of an Event of Default enforce such Grantor's rights against such Account Debtors and, except as otherwise provided under the Uniform Commercial Code, obligors of General Intangibles.

        (15) Clause (a) of Section 5.3 (Pledged Collateral) of the Pledge and Security Agreement is hereby amended by replacing the phrase "cash dividends, payments or other Proceeds paid in respect" in the third line thereof with the word "Proceeds".

        (16) Section 5.6 (Waiver; Deficiency) of the Pledge and Security Agreement is hereby retitled "Deficiency" (and each reference thereto in any Loan Document other than any amendment to the Credit Agreement is hereby amended accordingly) and is hereby amended by deleting in its entirety the first sentence thereof.

        (17) Section 7.10 (Additional Grantors) of the Pledge and Security Agreement is hereby amended and restated in its entirety to read as follows:

        Section 7.10 Additional Grantors

        Should, pursuant to the Credit Agreement, any Person be required to become a Grantor hereunder, or should, for any reason, such Person wish to become a Grantor hereunder, such Person shall execute and deliver to the Administrative Agent a Joinder Agreement in the form of Annex 4 (Joinder Agreement) and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Closing Date.

        (18) Each of the third and fourth paragraph of Annex I to the Pledge and Security Agreement is hereby amended and restated in its entirety to read as follows:

        The Company hereby transfers to the Administrative Agent exclusive control of the Account and all funds and other property on deposit therein. By your execution of this letter agreement, you (i) agree that you will comply with instructions originated by the Administrative Agent directing disposition of the funds and other property on deposit in the Account without further consent of the Company and (ii) acknowledge that the Administrative Agent now has exclusive control of the Account, that all funds in the Account shall be transferred to the Administrative Agent as provided herein, that the Account is being maintained by you for the benefit of the Administrative Agent and that all amounts and other property therein are held by you as custodian for the Administrative Agent.

        Except as provided in paragraphs (b)(iii) and (d) below, the Account shall not be subject to deduction, set-off, banker's lien, counterclaim, defense, recoupment or any other right in favor of any person or entity other than the Administrative Agent. By your execution of this letter agreement you also acknowledge that, as of the date hereof, you have received no notice of any other pledge or assignment of the Account and have not executed any agreements with third parties covering the disposition of funds in the Account. You agree with the Administrative Agent as follows:

        (19) Subclause (ii) of clause (b) of Annex I to the Pledge and Security Agreement is hereby amended by replacing the reference to "paragraph (c)" therein by a reference to "subclause (iii)".

        (20) Annex 3 (Form of Pledge Amendment) to the Pledge and Security Agreement is hereby amended by replacing in the fourth line thereof the words "and the other Subsidiaries of the Company from time to time party thereto as Grantors" with the words "and the other Grantors from time to time party thereto".

        (21) Annex 4 (Form of Joinder Agreement) to the Pledge and Security Agreement is hereby amended by replacing in the third line thereof the words ", Holdings and the Subsidiaries of the Company listed on the signature pages thereof" with the words "and the other Grantors from time to time party thereto".

        (22) The contents of Schedule 2 (Pledged Collateral) to the Pledge and Security Agreement are hereby amended and restated in their entirety and replaced by the contents of Schedule III (Pledged Collateral) hereto.

    (b) As of the EFTC Joinder Date

    The Credit Agreement is, effective as of the EFTC Joinder Date, hereby amended as follows:

       (i) Amendment to Article I (Definitions, Interpretation and Accounting Terms)

      A new clause (c) is hereby added to Section 1.3 (Accounting Terms and Principles) of the Credit Agreement to read in its entirety as follows:

        (c) For purpose of Article V (Financial Covenants), any calculation in respect of Fiscal Year 2002 or the first Fiscal Quarter thereof shall be made pro forma as if the EFTC Merger had occurred on January 1, 2002.

      (ii) Amendments to Article V (Financial Covenants)

        (1) Section 5.1 (Maximum Leverage Ratio) of the Credit Agreement is hereby amended and restated in its entirety (and any reference in the Loan Documents to such Section 5.1 is hereby amended accordingly to refer to such clause using its new title) to read as follows:

        Section 5.1 Minimum EBITDA

        The Company shall have, as of the last day of each Fiscal Quarter set forth below, EBITDA for the four Fiscal Quarters ending on such day (or with respect to the Fiscal Quarters ending on or before September 30, 2002, the period commencing on January 1, 2002 and ending on the last day of such Fiscal Quarter) of not less than the following (parentheses indicate a negative EBITDA):

Fiscal Quarter Ending on or about	Minimum EBITDA
March 31, 2002	$(12,000,000)
June 30, 2002	$(12,000,000)
September 30, 2002	$(12,000,000)
December 31, 2002	$(10,000,000)
March 31, 2003	$0
June 30, 2003	$10,000,000
September 30, 2003	$17,500,000
December 31, 2003	$25,000,000
March 31, 2004	$26,000,000
June 30, 2004	$27,000,000
September 30, 2004	$28,000,000
December 31, 2004	$30,000,000

        (2) Section 5.2 (Maintenance of Tangible Net Worth) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

        Section 5.2 Maintenance of Tangible Net Worth

        On each day during each Fiscal Quarter set forth below, the Company shall maintain a Tangible Net Worth of not less than the minimum amount set forth opposite such Fiscal Quarter:

Fiscal Quarter Ending on or about	Minimum Tangible Net Worth
March 31, 2002	$122,400,000
June 30, 2002	$111,500,000
September 30, 2002	$105,600,000
December 31, 2002	$101,600,000
March 31, 2003	$101,400,000
June 30, 2003	$101,300,000
September 30, 2003	$101,900,000
December 31, 2003	$100,900,000
March 31, 2004	$101,100,000
June 30, 2004	$101,300,000
September 30, 2004	$101,500,000
December 31, 2004	$101,800,000

      (iii) Amendment to Schedules

      The contents of Schedule I (Revolving Credit Commitments) to the Credit Agreement, as may have been amended prior to the EFTC Joinder Date by Section 2(a)(xii)(1) (Amendments; As of the Amendment Effective Date) above, are hereby amended and restated in entirety and replaced by the contents of Schedule I-B (Revolving Credit Commitments) hereto.

  Section 3. Conditions Precedent to the Effectiveness of this Amendment

    (a) This Amendment (other than Section 2(b) (Amendments; As of the EFTC Joinder Date) above) shall become effective when, and only when, each of the following conditions precedent shall have been satisfied (the "Amendment Effective Date"):

       (i) Certain Documents. The Administrative Agent shall have received, on or before the Amendment Effective Date, all of the following, each in form and substance satisfactory to it:

        (1) this Amendment, executed by the Borrower, each Guarantor, the Administrative Agent and each Lender;

        (2) the Syndication Side Letter, dated as of November 7, 2001, executed by the Borrower, the Administrative Agent and the Arranger; and

        (3) such additional documentation as the Administrative Agent or the Lenders may reasonably require.

          (ii) Corporate and Other Proceedings. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Amendment shall be satisfactory in all respects in form and substance to the Administrative Agent and each Lender.

          (iii) No Event of Default. After giving effect to this Amendment (other than Section 2(b) (Amendments; As of the EFTC Joinder Date) above), no Default or Event of Default (except for those that may have been duly waived) shall have occurred and be continuing on the date hereof or the Amendment Effective Date.

          (iv) Fees and Expenses Paid. The Borrower shall have paid all Obligations due on or before the later of the date hereof and the Amendment Effective Date including, without limitation, all costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment and all other Loan Documents entered into in connection herewith (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and all other Loan Documents) and all costs, expenses and fees due under any Loan Document.

    (b) Section 2(b) (Amendments; As of the EFTC Joinder Date) above shall become effective when, and only when, each of the following conditions precedent shall have been satisfied (the "Merger Amendments Effective Date and, together with the Amendment Effective Date, the "Effective Dates"):

           (i) Each of the Amendment Effective Date and EFTC Joinder Date shall have occurred.

          (ii) Fees and Expenses Paid. The Borrower shall have paid Obligations due on or before the Merger Amendment Effective Date including, without limitation, all costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment and all other Loan Documents entered into in connection herewith, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and all other Loan Documents and payment of all costs, expenses and fees due under any Loan Document.

          (iii) Certain Documents. The Administrative Agent shall have received, on or before the Merger Amendment Effective Date, in form and substance satisfactory to the Administrative Agent, such additional documentation as the Administrative Agent or the Lenders may reasonably require.

  Section 4. Fees and Expenses

    The Borrower agrees to pay on demand in accordance with the terms of Section 11.3 (Costs and Expenses) of the Credit Agreement all costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment and all other Loan Documents entered into in connection herewith, including, without limitation, the reasonable fees, expenses and disbursements of counsel for the Administrative Agent with respect thereto.

  Section 5. Representations and Warranties

    On and as of the date hereof, and as of each Effective Date, after giving effect, in respect of the date hereof, to the waivers and amendments set forth herein effective as of the Amendment Effective Date and, in respect of an Effective Date, to the waivers and amendments made by this Amendment as of such Effective Date (collectively, the "Effective Amendments"), the Borrower hereby represents and warrants to the Administrative Agent and each Lender as follows:

      (a) this Amendment has been duly authorized, executed and delivered by the Borrower and each Guarantor and constitutes a legal, valid and binding obligation of the Borrower and each Guarantor, enforceable against the Borrower and each Guarantor in accordance with its terms and the Credit Agreement, as amended by the Effective Amendments, constitutes the legal, valid and binding obligation of the Borrower and each Guarantor, enforceable against the Borrower and each Guarantor in accordance with its terms;

      (b) each of the representations and warranties contained in Article IV (Representations and Warranties) of the Credit Agreement, the other Loan Documents or in any certificate, document or financial or other statement furnished at any time under or in connection therewith are true and correct in all material respects on and as of the date hereof and such Effective Date, in each case as if made on and as of such date and except to the extent that such representations and warranties specifically relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date; provided, however, that references therein to the "Credit Agreement" shall be deemed to refer to the Credit Agreement as amended by the Effective Amendments; and

      (c) no Default or Event of Default has occurred and is continuing (except for those that are duly waived).

  Section 6. Reference to the Effect on the Loan Documents

    (a) As of each Effective Date, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference in the other Loan Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby as of such Effective Date, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument. The table of contents, signature pages and list of Exhibits and Schedules of the Credit Agreement shall be amended to reflect the changes made in this Amendment as of such Effective Date.

    (b) Except as expressly amended hereby or specifically waived above, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.

    (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, Issuers, Arranger or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or amendment of any other provision of any of the Loan Documents or for any purpose except as expressly set forth herein.

    (d) This Amendment is a Loan Document.

  Section 7. Execution in Counterparts

    This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

  Section 8. Guarantors Consent

    Each Guarantor hereby consents to this Amendment and agrees that the terms hereof shall not affect in any way its obligations and liabilities under the Loan Documents (other than because of the amendments to the Guaranty set forth herein), all of which obligations and liabilities shall remain in full force and effect and each of which is hereby reaffirmed (as amended by the amendments to the Guaranty set forth herein).

  Section 9. Governing Law

    This Amendment shall be governed by and construed in accordance with the law of the State of New York.

  Section 10. Headings

    The headings contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

  Section 11. Notices

    All communications and notices hereunder shall be given as provided in the Credit Agreement.

  Section 12. Severability

    The fact that any term or provision of this Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person

  Section 13. Successors

    The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

  Section 14. Waiver of Jury Trial

    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT.

[SIGNATURE PAGES FOLLOW]

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers and general partners thereunto duly authorized, as of the date first above written.

K*TEC ELECTRONICS HOLDING CORPORATION, as Borrower
By:	/s/ R. MICHAEL GIBBONS Name: R. Michael Gibbons Title: President
CITICORP USA, INC., as Administrative Agent and Lender
By:	/s/ JAMES R. WILLIAMS Name: James R. Williams Title: Vice President

Guarantors:
K*TEC ELECTRONICS HOLDING CORPORATION,
By:	/s/ R. MICHAEL GIBBONS Name: R. Michael Gibbons Title: President
THAYER-BLUM FUNDING II, L.L.C.
By:	/s/ MICHAEL B. SWEENY Name: Michael B. Sweeny Title: Manager
RODNIC LLC
By:	/s/ R. MICHAEL GIBBONS Name: R. Michael Gibbons Title: President
CATHIO LLC
By:	/s/ R. MICHAEL GIBBONS Name: R. Michael Gibbons Title: President
K*TEC ELECTRONICS L.P. (FORMERLY KNOWN AS RANDIC LP) its general partner
By:	RodniC LLC, its general partner
By:	/s/ R. MICHAEL GIBBONS Name: R. Michael Gibbons Title: President

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AMENDMENT NO. 1 AND WAIVER TO K*TEC ELECTRONICS HOLDING CORPORATION CREDIT AGREEMENT, GUARANTY AND PLEDGE AND SECURITY AGREEMENT
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